UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2004

SCP POOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-26640	36-3943363

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

109 Northpark Boulevard, Covington, Louisiana	70433-5001

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 892-5521

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

     The disclosures contained in Item 2.03 of this Form 8-K are hereby incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement

     On November 2, 2004 SCP Pool Corporation (the “Company”) entered into an unsecured syndicated senior credit facility (the “New Facility”). Wachovia Bank, National Association, will act as the Administrative Agent, Swingline Lender and Issuing Lender for the New Facility. JPMorgan Chase Bank will serve as Syndication Agent, Hibernia National Bank and Wells Fargo Bank, N.A., will serve as Co-Documentation Agents, and Regions Bank will also participate in the New Facility. Wachovia Capital Markets, LLC, acted as sole Lead Arranger and sole Book Manager. The New Facility replaces the Company’s previous senior secured credit facility dated November 27, 2001, provided by BankOne, NA, as administrative agent, which was set to expire on November 27, 2004.

     The New Facility provides for a $120 million five-year revolving credit facility, which includes sublimits for the issuance of swingline loans and standby letters of credit. The aggregate maximum principal amount of the commitments under the New Facility may be increased from time to time, at the Company’s request and without the consent of any individual lender, by a total amount up to $40 million, provided that no default or event of default exists, and certain other conditions are satisfied.

     The Company is the borrower under the New Facility and its obligations are guaranteed by all of its existing and future direct and indirect subsidiaries. Borrowings and standby letters of credit under the New Facility bear interest, at the Company’s option, at either (a) a base rate, which is the greater of (i) the Wachovia Bank, National Association prime rate or (ii) the overnight Federal Funds Rate plus 0.50%, or (b) the London Interbank Offered Rate (LIBOR) plus a spread ranging from 0.600% to 1.25%, with such spread in each case depending on the Company’s leverage ratio. The Company is also required to pay (a) an annual facility fee of 0.150% to 0.250%, with such spread in each case depending on the Company’s leverage ratio, (b) an annual commercial letter of credit issuance fee of 0.125% multiplied by the face amount of each letter of credit and (c) a letter of credit commission of 0.150% to 0.250% multiplied by face amount of each letter of credit, with such spread in each case depending on the Company’s leverage ratio.

     The New Facility contains terms and provisions (including representations, covenants and conditions) customary for transactions of this type. Financial covenants include maintenance of a maximum average total leverage ratio (average total funded debt plus average accounts receivable securitization/EBITDA) and a minimum fixed charge coverage ratio (EBITR/cash interest expense plus rental expense). Other covenants include restrictions on the ability of the Company and its subsidiaries to, among other things, dispose of assets; incur additional indebtedness; incur guaranty obligations; pay dividends or make other capital distributions (other than in accordance with the Company’s current dividend policy); make capital expenditures; create liens on assets; make investments, loans or advances; make acquisitions; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; make changes in lines of businesses; enter into hedging or restrictive agreements; and amend material documents.

     The New Facility contains customary events of default, including nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material indebtedness; change of control events; material judgments; certain ERISA-related events; and the invalidity of the loan documents (including the subsidiary guaranties). If an event of default occurs and is continuing under the New Facility, the lenders may terminate their obligations thereunder and may require the Company and the subsidiary guarantors to repay all amounts thereunder.

     The foregoing description of the New Facility is not complete and is qualified in its entirety by the actual terms of the New Facility, a copy of which is filed as an exhibit hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

     On November 2, 2004, SCP Pool Corporation issued the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

     (c) Exhibits.

10.1	Credit Agreement dated November 2, 2004, among SCP Pool Corporation, as Borrower, SCP Distributors, Inc., as Canadian Borrower, Wachovia Bank, National Association, as Administrative Agent, Swingline Leader and Issuing Lender, and the other Lenders Party Thereto.

99.1	Press release issued by SCP Pool Corporation on November 2, 2004, announcing the completion of a new $120.0 million Senior Credit Facility

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCP POOL CORPORATION
	By:	/s/ Mark W. Joslin
Mark W. Joslin
Dated: November 2, 2004		Chief Financial Officer